EXHIBIT 5







                                February 24, 1998


Board of Directors
Fred Meyer, Inc.
3800 SE 22nd Avenue
Portland, OR 97202

     We have acted as counsel for Fred Meyer, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the resale of up to 13,128,600 shares of Common Stock, $.01 par value (the "Shares"), of the Company by the holders thereof (the "Selling Stockholders"). We have reviewed the corporate actions of the Company in connection with this matter and have examined those documents, corporate records, and other instruments we deemed necessary for the purposes of this opinion.

     Based on the foregoing, it is our opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and

     2. The Shares have been duly authorized by the Company and, when issued in accordance with the resolutions adopted by the Board of Directors of the Company and the terms of the Agreement and Plan of Merger dated November 6, 1997, as amended on January 20, 1998, between the Company and Food 4 Less Holdings, Inc., a Delaware corporation, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STOEL RIVES LLP